EXHIBIT 99.1

Till Capital Announces Normal Course Issuer Bid

HAMILTON, Bermuda, April 05, 2018 (GLOBE NEWSWIRE) -- Till Capital Ltd. (Nasdaq:TIL) (TSX.V:TIL) (the “Company” or “Till”), announces that the TSX Venture Exchange (the “TSX.V”) has accepted the Company’s notice of intention to make a normal course issuer bid (“NCIB”).

Under the new NCIB, Till Capital intends to bid for up to 246,240 common shares, representing 10% of the 2,462,425 shares forming Till's public float. As at March 31, 2018, there were 3,290,884 shares of Till outstanding.

The board of directors of the Company believes that the current and recent market prices for the Company's common shares do not give full effect to their underlying value and that, accordingly, the purchase of common shares under the NCIB will increase the proportionate share interest of, and be advantageous to, all remaining shareholders. The Company also believes the NCIB purchases will provide increased liquidity to current shareholders who would like to sell their shares.  Purchased shares will be returned to treasury and cancelled.  The bid will commence no earlier than three trading days following receipt of approval of the TSXV and will terminate one year from such date, or such earlier time as the applicable bid is completed or at the option of the Company.  Purchases subject to the bid will be carried out pursuant to open market transactions through the facilities of the “TSX.V” by Canaccord Genuity on behalf of Till.

Under a prior normal course issuer bid, which commenced on December 7, 2016 and expired on December 6, 2017, Till purchased 59,400 common shares through open market purchases, all of which have been returned to treasury.

Reported by:

John T. Rickard
Director and Chief Executive Officer
(208) 635-5415

Till Capital Ltd.

Till Capital Ltd. is a Bermuda-domiciled company with two wholly-owned subsidiaries, Omega Insurance Holdings Inc. and Resource Re Ltd.  Omega Insurance Holdings Inc. owns Omega General Insurance Company, a Canadian insurance company offering innovative and customized insurance industry solutions, including fronting and run-off services for insurers/reinsurers, within the Canadian marketplace.  Omega Insurance Holdings Inc. also operates Focus Group Inc., a consulting and project management company servicing the local and international needs of its Property Casualty Insurance clients. Resource Re Ltd. is a Bermuda-domiciled reinsurance company regulated by the Bermuda Monetary Authority with a Class 3A insurance license directed to underwrite reinsurance policies within a long-term investment strategy. Through its regulated subsidiaries, the Company has been structured to produce underwriting profits as well as above average returns on assets under management.

For additional information:

Till Capital Ltd.
Monique Hayes
(208) 699-6097
info@tillcap.com
www.tillcap.com

Cautionary Note

At this time, the Company has no current plans to provide earnings guidance due to the volatility of investment returns.

The Till Capital shares are restricted voting shares, whereby no single shareholder of Till Capital is able to exercise voting rights for more than 9.9% of the voting rights of the total issued and outstanding Till Capital shares (the “9.9% Restriction”). However, if any one shareholder of Till Capital beneficially owns, or exercises control or direction over, more than 50% of the issued and outstanding Till Capital shares, the 9.9% Restriction will cease to apply to the Till Capital shares.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Till Capital or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Trading in the securities of Till Capital should be considered speculative.

Neither the TSX Venture Exchange nor its Regulatory Service Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Bermuda Monetary Authority accepts responsibility for the adequacy or accuracy of this release.

Cautionary Statement Regarding Forward Looking Information
Except for statements of historical fact, this news release may contain certain “forward-looking information” within the meaning of applicable securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, and generally can be identified by phrases such as “plan”, “except”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “will”, “could” and other similar words, or statements that certain events or conditions “may” occur.  Such forward-looking statements include, but are not limited to, those relating to the Normal Course Issuer Bid (“NCIB”). These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Except as required by law, Till Capital assumes no obligation to update forward-looking information should circumstances or management’s estimates or opinions change.